Execution Copy
Exhibit 4.1

TEXAS GAS TRANSMISSION, LLC

$325,000,000

4.50% NOTES DUE 2021

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 7, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

Execution Copy
Exhibit 4.1

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 7, 2011, is entered into between Texas Gas Transmission, LLC, a Delaware limited liability company (the “Issuer”) and The Bank Of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).  The Issuer and the Trustee agree as follows for the benefit of the holders (the “Holders”) of the 4.50% Notes due 2021 (the “Notes”):

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of January 19, 2011 (the “Original Indenture”), relating to the Issuer’s 4.50% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 7.1(d) of the Original Indenture provides that the Issuer and Trustee, without the consent of the Holders, may amend or supplement the Original Indenture to cure any ambiguity or to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision contained therein, or to make any other provisions as the Issuer may deem necessary or desirable, provided that no such action shall materially adversely affect the interests of the Holders of the Notes;

WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 7.1(d) of the Indenture;

WHEREAS, the Issuer has determined that there is an error in the “make whole call price” as set forth in Section 11.7 of the Indenture insofar as it is inconsistent with the formulation of same in the applicable offering memorandum;

WHEREAS, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 7.4 and 10.5 of the Original Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer have been done.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the Holders as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.1 Amendment to Section 11.7(a).  The Indenture is hereby amended by restating subsection (a) of Section 11.7 of the Indenture in its entirety:

(a)          The Notes will be redeemable as a whole or in part, at the option of the Issuer at any time prior to the date that is 90 days prior to February 1, 2021 at a redemption price determined by the Issuer equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, plus in each case accrued interest thereon to the date of redemption.

Execution Copy
Exhibit 4.1
ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms.  For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture.  Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 New York Law to Govern.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.5 Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.6 Severability.  In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Trustee Disclaimer.  The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Trustee makes no representation with respect to any such matters nor as to the validity or sufficiency of this Supplemental Indenture.

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Exhibit 4.1
Section 2.8 Effectiveness.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.

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Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

ISSUER:

Texas Gas Transmission, LLC

By:	/s/ Jamie Buskill
Name:	Jamie Buskill
Title:	Senior Vice President, Chief Financial Officer and Treasurer

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

Signature Page to First Supplemental Indenture